Exhibit 99.2

Affinity Gaming Announces Sale of its Searchlight Casino and Terrible Herbst Convenience Store Slot Route Operations

Las Vegas, NV — September 22, 2011 — Affinity Gaming, LLC (the “Company”) announced today that it has entered into agreements to sell its Searchlight, Nevada casino and Terrible Herbst convenience store slot route operations to JETT Gaming, LLC, a slot route operator licensed by the State of Nevada and owned by the Herbst Gaming Trust.

“In accordance with our long-term strategic plans for the Company, we are selling several non-core assets, including our entire slot route in two separate transactions,” said David D. Ross, Chief Executive Officer of Affinity Gaming.  “We are pleased to be able to sell part of the slot route operations as well as our Searchlight casino to JETT Gaming, LLC, who are very familiar with the facilities and who we are certain will look after the properties with diligent care.”

Terms for the acquisition were not disclosed.  The sale to JETT Gaming is expected to close in 2012 and is subject to customary regulatory and third-party approvals.

“We are pleased to have the opportunity to acquire the Searchlight casino and Terrible Herbst convenience store slot route operations,” said Jerry Herbst, Chairman of JETT Gaming, LLC.  “The properties have been an important part of Herbst for a considerable length of time, and we welcome the employees from those operations back to the Herbst family.”

About Affinity Gaming

Affinity Gaming is a diversified gaming company that focuses on two business lines: casino operations and slot machine route operations.  As of June 30, 2011, the Company’s casino operations consisted of 15 casinos, 12 of which are located in Nevada, two in Missouri and one in Iowa.  Upon consummation of the aforementioned transactions, Affinity Gaming will be strictly a casino operator with 15 casinos, nine of which will be located in Nevada, three in Colorado, two in Missouri and one in Iowa.  Affinity Gaming also has entered into a consulting agreement to support the casino operations of the Rampart Casino at the J.W. Marriott in Las Vegas.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods.  These statements are based on management’s current expectations and assumptions about the industries in which the Company operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”  The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygamingllc.com.  The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Contact

Affinity Gaming, LLC

David D. Ross, Chief Executive Officer

(702) 889-7625

Affinity Gaming, LLC

J. Christopher Krabiel, Chief Financial Officer and Treasurer

(702) 889-7654